Exhibit 10.37

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. J. F. Nieman

Brederoldelaan 10

1943 BB Beverwijk

3 June, 2003

Dear Jan,

Confirming our earlier discussions, we are pleased to offer you the position of Managing Director – Asia Pacific, Vice-president Quaker Chemical Ltd. Attached you will find the job description for the position. In this position you report directly to Joseph W. Bauer President and COO. We look forward to your arrival and to working together to meet the Asia Pacific objectives.

Following are the details of our offer:

TERMS AND CONDITIONS OF EMPLOYMENT

The following Terms and Conditions of Employment apply to your employment with Quaker Chemical Limited (Hong Kong), as of the date of agreement by both parties.

1.	DATE OF COMMENCEMENT

Your date of assignment with Quaker Chemical Limited (HK), (The “Company”) will commence on August 1, 2003 and you will have expatriate status through the assignment, ending on August 1, 2006. After this period you will have the choice to stay for an additional two (2) years. Two years after the starting date of this contract, the Company will initiate a discussion around the continuation of the assignment. Your employment agreement with Quaker Chemical B.V. (“Quaker BV”) is suspended during the secondment.

After your assignment ends, you will be repatriated to the Quaker BV office in Uithoorn and offered a position at least at the minimum level of your current existing job and with a gross Quaker BV base salary at time of repatriation.

For both contracts, this underlying contract and the new Quaker BV contract upon your return, we will respect your years of employment as of October first 1992.

The Company will apply for the necessary Work Permit.

2.	DUTIES

You will be employed in the capacity Managing Director – Asia Pacific / Vice President Quaker Chemical Limited (HK), reporting directly to the President and COO of Quaker Chemical Corporation. Your duties and obligations are described in the included job description. You will comply with orders as may be designated by the Company which are reasonably consistent with the above-mentioned position.

You are required to comply with all the Company’s rules, regulations and policies from time to time in force.

3.	GENERAL CONDITIONS

This assignment will be subject to the issuance of the required working and residence permits for you and your family.

4.	REMUNERATION AND BENEFITS

Your annual base gross salary will amount to the in the host country grossed up Net equivalent in the Netherlands of Euro 114,101.70 gross, being (Net) Euro 61,529.76 paid in twelve (12) monthly installments. The gross base salary in the Netherlands will be reviewed annually and adjusted in accordance with the Quaker BV policy and will be the base for gross adjustments in China.

The position of Managing Director – Asia Pacific is evaluated in the Netherlands at the Hay position class 16, with a current minimum salary of Euro 6,980.99, a job rate of Euro 10,734.38 and a maximum of Euro 12,192.28 gross per month.

Your net monthly compensation will be split into 2/3 to be paid in Euros and 1/3 to be paid in US dollars into a Hong Kong based bank for which you are responsible to provide us with the details. The Euro/Dollar conversion rate to be used will be 1.08 and will be fixed for the time of the assignment.

You will be entitled to a vacation allowance of in the host country grossed up Net equivalent of 8.5% of your annual base salary in Quaker BV being (Net) Euro 4,655.35, which will be paid out in April of year.

You will participate in the Global Annual Incentive Plan with a maximum potential payment of 50% of your annual base salary (=12x monthly base salary or €114,101.70 gross) paid in March. This bonus opportunity is given in recognition of your membership of the board of directors of Quaker Chemical Corporation joint ventures in India, Australia, Japan as well as your membership of the Company’s Board.

Your new bonus pay out will be determined by the following weighing factors: 100% Corporate Profit Before Tax (PBT).

For the current year 2003, your Global Annual Incentive opportunity though will be based on the current mix and guarantee.

In recognition of your membership of the global operating team you will participate in the Long Term Incentive Plan at level 2. This level 2, LTIP will commence with your 2003 award.

You will receive a one-time net premium in the amount of 15% of base pay (Euro 17,115.26).

5.	NET ALLOWANCES

Given your ex-pat status we agreed on the following net allowances during the time of your assignment in Shanghai:

(a)	Representation Allowance Euro 1,632.-

(b)	Dutch Government Children Allowance to be adjusted each year for the actual official number. For the year 2003 being Euro 2,859.-

(c)	Hardship Allowance Netherlands/China to be adjusted each year according to Mercer numbers. For the year 2003 being 20% of Netherlands gross salary including 8,5% vacation allowance. Euro 24,760.07. The 20% will serve as minimum over the term of the assignment but annual checks will be done and upward correction will be applied if the official Mercer number goes up.

(d)	Dutch Tax (Heffingskortingen). To be adjusted for new official amount each year. For the year 2003 being Euro 3,722.-

(e)	COL allowance Netherlands/China according Mercer. To be adjusted every year. For the year 2003 being 30% of Net salary in the Netherlands including above mentioned allowances. This amounts to Euro 29,919.85.

6.	PENSION BENEFITS

Your current participation in the Quaker BV pension plan will be continued based on the defined gross base income in Quaker BV. The gross fictive salary will be adjusted each year in line with merit increase and COLA in Quaker BV. The premium paid by the Company according to the Quaker BV pension scheme.

We will also contribute to the compulsory Dutch State Pension System that entitles you to a state pension payment commencing at age 65.

By means of the above mentioned Quaker BV guarantees your pension position will not be effected negatively by this assignment.

7.	HEALTH INSURANCE

You are entitled to medical insurance equivalent to the scheme prevailing at home base. You will participate in an insurance plan with Nationale Nederlanden with ex-pat international coverage.

The Dutch State Social Security benefits for you and your family will continue. The company will pay premium for these social security schemes.

By means of the above mentioned Quaker BV guarantees your social security will not be effected negatively by this assignment.

8.	PAID HOLIDAYS

You will be entitled to paid holidays in accordance with the subject regulation as described in the expat policy dated September 20th, 1999 which forms part of the agreement.

9.	COMPANY CAR

You will be entitled to a company car at the level of a Buick GL 8 or a Honda Odyssey. You also will be provided with a driver paid by the company. Driver to be available for 7 days a week, 24/16 hours a day or whatever is useful.

10.	EXPENSE / TELEPHONE REIMBURSEMENT

You will be reimbursed for all reasonable business expenses incurred by you while performing your duties on behalf of the Company, providing such expenses are approved by the Company and subject to your producing receipts in respect to such expenses.

Telephone expenses will be reimbursed upon receipt of the official telephone bill but should be kept at a reasonable level. For private usage your telephone reimbursement will be capped at €180 per month in accordance with the subject policy in Quaker BV.

11.	REMOVAL AND RELOCATION OF HOUSEHOLD GOODS

We will assist you in finding a suitable rental apartment/house in Shanghai. Quaker agreed to pay US$6,000. = per month for housing and will subtract US$1,000. = per month of your actual gross monthly compensation.

Further reference is made to the expat policy dated September 20th, 1999 on the subject, which forms part of this contract.

(The allotted air shipment volumes per person can be used over the 3 years of the assignment).

12.	HOME COUNTRY LEAVE

The Company will pay you home country leave for the first year up to Euro 10,000.- the second year up to Euro 8,000.- and the third year up to Euro 7,000.- If the trips are not made, no reimbursement will be applied. The days taken for such trip will be considered Holidays.

Further reference is made to the expat policy dated September 20th, 1999, which forms part of the agreement.

13.	LANGUAGE/CULTURAL TRAINING

As you find it important for you and your spouse to acquire basic knowledge of the Mandarin language, such training will be scheduled and paid for by the Company.

Prior to leaving for China, an expatriate assimilation program for you and your family will be scheduled and also an up-front English language training for your children. The Company will pay for these programs. Upon arrival in China, assistance will be provided to help you with such events as doctor appointments, banking, automobile licenses, etc.

14.	SCHOOLING

School fees for your children will be paid for including separate Dutch lessons and the use of the Bisis consultancy. Should it be best for your oldest son to finish the International school upon return in the Netherlands after the 3 years assignment in China. This will also be paid by Quaker Chemical BV.

15.	MBA PROGRAM

You are entitled to attend a planned 4 week advanced management program with a business school as stipulated in your earlier contract. We agreed to postpone till later notice.

16.	COMPETITION / SECRECY

The character of your job implies that you will obtain detailed knowledge of Quaker technology and know-how. You will, therefore, be required to sign a Declaration of Secrecy and Non-Competition (see attachment).

Unless specified differently in this contract the expat policy dated September 20th, 1999 is valid. Anything not covered by this contract or the expat policy will be treated on a good faith basis i.e. issues that arise that are not covered will be discussed and treated fairly.

To this contract the home country law applies and all disputes will be decided under that law. Insofar as a dispute belongs to the jurisdiction of the host country, that court will deal with the dispute exclusively.

Jan, we are convinced that this assignment will provide you with an outstanding opportunity for both personal and professional growth.

If you agree with the above conditions of employment, we kindly request you to return a signed copy of the agreement, each single page signed by you, the job description and the Declaration of Secrecy and Non-Competition to the Human Resources Department.

Sincerely yours,	For Agreement:
QUAKER CHEMICAL LIMITED	Date: 20/06/2003

/s/ Daniel S. Ma	/s/ Jan F. Nieman
Daniel S. Ma	Jan F. Nieman

/s/ E. ten Duis
QUAKER CHEMICAL B.V.
E. ten Duis

Employment Agreement dated: 3 June, 2003

DECLARATION OF SECRECY AND NON-COMPETITION

SECRECY

The undersigned Associate acknowledges that information concerning the method and conduct of the Company’s (and any affiliates’) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of the Company’s (and any affiliates’) manuals, documents, notes, letters, records, and computer programs are the Company’s (and/or the Company’s affiliates, as the case may be) trade secrets (“Trade Secrets”) and are the sole and exclusive property of the Company (and/or the Company’s affiliates, as the case may be). Associate agrees that at no time during or following employment with Quaker will Associate use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of Associate’s employment with the Company (and/or any affiliate), or at any other time upon the Company’s request, Associate agrees to forthwith surrender to the Company (and/or any affiliate, as the case may be) any and all materials in his possession. Trade Secrets do not include information that is in the public domain at no fault of the Associate.

NON-COMPETITION

For a period of twelve (12) months after the termination of Associate’s employment with the Company (or any affiliate, whichever is the last to occur), Associate agrees, regardless of the reason for the termination of employment hereunder, that he will not:

a)	directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by the Company (or any of its affiliates); and

b)	recruit or solicit any Associate of the Company (or any affiliate) or otherwise induce such Associate to leave the employ of the Company (or any affiliate, as the case may be) or to become an Associate or otherwise associated with his or any firm, corporation, business, or other entity with which the Associate is or may become associated.

The undersigned Associate forfeits in favor of the Company a penalty payable forthwith of EURO 50,000.- for each day of infringement of the above-mentioned prohibition, in lieu of the right of the Company to claim actual damages. The Company may at any time at its own initiative, or at the request of the undersigned Associate, wholly or partly waive the stipulation referred to in this article. As long as the undersigned Associate has not requested the Company to waive the stipulation as referred to in this article, this stipulation shall be deemed between the parties not to harm the Associate unreasonably, nor to impede him in a significant way to be employed otherwise than by the Company (or any affiliate).

QUAKER CHEMICAL LIMITED	AGREED:

/s/ Daniel S. Ma	/s/ J. F. Nieman
Date: 20/03/2003

Jan Nieman

Amended Expat Agreement

Effective August 1, 2008

The following amendments are made to both the original expatriate agreement dated 3 June 2003 and subsequent amendments (collectively, the “Agreement”).

All amendments to the Agreement outlined below will be effective upon the contract renewal date of August 1, 2008.

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Assignment (paragraph1) – Your assignment will extend through July 30, 2010. At the end of the assignment, as stipulated in the Agreement, you will be repatriated to the Quaker B.V. office, where every effort will be made to find you a comparable position to your current position in China. If no comparable position is available in the Netherlands, every effort will be made to find a like position in another of Quaker’s regional offices. However, you will not be required to take a position outside the Netherlands . The minimum gross base salary at least equal to your gross base salary (exclusive of any additional expat related compensation such as the hardship, housing, COL adjustments, etc.) at the time of this repatriation from China.

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One Time Grant – Contingent upon the approval of the Compensation and Management Development Committee of the Quaker Board of Directors, you will be awarded a one time grant of 5000 shares of Quaker restricted stock. These will be issued under our current Long Term Incentive Plan (“LTIP”) and will be in addition to any other stock awards issued under the LTIP for which you may be eligible. This award is also contingent on your being actively employed by Quaker at the time of vesting. This grant will vest over a five year period with 50% vesting on July 30, 2011 (in year three), 25% on July 30, 2012 (in year four) and 25% on July 30, 2013 (in year five).

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Remuneration and Benefits (paragraph 4) – Effective August 1, 2008, your net monthly base compensation and any future earned bonus payments will be paid 100% in Euros. This will be paid into a bank of your choosing which you are responsible to provide us with the details. Concerning your current COL adjustment. This will remain in force, as previously agreed for the remainder of this assignment through August 1, 2010.

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Housing Allowance (paragraph11) – Effective August 1, 2008, your housing allowance will be increased to CNY 68,850 per month ($8,500usd @fx 8.1 aug’05) with no co-pay being required up to this amount. Quaker will continue to pay for monthly utilities. Both the housing and utilities will be paid in local currency, directly by Quaker Chemical (China) Co. Ltd. to the renting agent (landlord). Should you elect to rent for a sum greater than the above set allowance or if for any reason additional monthly expense should be incurred related to housing, this excess amount is be paid by you directly back to Quaker Chemical (China) Co. Ltd.

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Home Leave (paragraph12) – For your remaining two year extension, you and your family are eligible for home leave expenses up to CNY 180,000 per assignment year (beginning August 1, 2008 through July 30, 2009 and for the subsequent assignment year of August 1, 2009 through July 30, 2010) and will include airlines, car hire and lodging, all as valid expenses when traveling to and from your home country. If trips are not made. no reimbursement will be applied.

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Schooling / Collage Subsidies (paragraph 14) – Quaker does not pay for our expatriate’s dependent children education beyond the High School (or equivalent) level. However, as an exception, should your oldest son enter University in the Netherlands in the Fall of 2008 or 2009, Quaker will provide a stipend to you in the amount of 150 Euros per month for a period of up to one year starting in the first month of his initial year of University studies. Enrollment documentation must be provided to Quaker prior to payments being awarded. These payments are subject to all normal withholding. Should for whatever reason the assignment period be shortened triggering an earlier return to the Netherlands, the second son, Job will be allowed to complete his International School education in the Netherlands. Tuition for this schooling will be fully paid by Quaker.

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Oldest Dependent’s Repatriation to Holland – Should your oldest son enter University in the Netherlands in the Fall of 2008 or 2009, Quaker will pay for the following: 1) one way air transportation, coach/economy for the dependents return from China to the Netherlands, and 2) a one-time air shipment for up to 9.5 cubic feet of goods.

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Repatriation Premium – The premium as described in the earlier addendum, dated August, 2005, will be extended to the end of your current assignment date of August 1, 2008 and will be paid at a date to be elected by you but no earlier than 30 days prior to the actual repatriation.

Other than listed above, there will be no additional changes to the Agreement and all other terms and conditions of the Agreement and all company rules and practices shall remain unchanged and in full force and effect.

This Amendment may be executed in one or more counterparts, all of which will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

We kindly request your acceptance of these terms signified by signing below and returning to the Corporate Human Resources Department.

SIGNATURE

I hereby accept the offer as stated in the terms described above.

/s/ Jan Nieman
Jan Nieman
Date:	28/7/2008

Quaker Chemical B.V.		Quaker Chemical Limited

By:	/s/ Ed ten Duis	By:	/s/ D. Jeffry Benoliel
Date:	5/15/08	Date:	5/15/08

Quaker Chemical (China) Co. Ltd		Acknowledged and approved Quaker Chemical Corporation

By:	/s/ D. Jeffry Benoliel	By:	/s/ Ronald Ettinger
Date:	5/15/08	Date:	5/15/08